Exhibit 10.57

Execution Version

EXECUTIVE SERVICES AGREEMENT

THIS EXECUTIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of November 3, 2021 (the “Effective Date”), by and between Jonathan Hartigan (“Executive”) and Evolve Transition Infrastructure GP LLC (formerly known as Sanchez Midstream Partners GP LLC), a Delaware limited liability company (the “Company”) and the general partner of Evolve Transition Infrastructure LP (formerly known as Sanchez Midstream Partners LP), a Delaware limited partnership (the “Partnership,” and together with the Company, the “Partnership Parties”). Executive and the Company are collectively referred to herein as the “Parties,” and individually as a “Party.”

WHEREAS, the Parties wish that Executive be hired as an employee of the Company as of the Effective Date, and to transition into the role of the President and Chief Investment Officer of the Company effective as of December 1, 2021, in each case, to provide services for and on behalf of the Partnership Parties; and

WHEREAS, the Parties wish to memorialize their agreement with respect to the terms and conditions of Executive’s employment as specified hereunder.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, mutually agree as follows:

1.            Term: Effective as of the Effective Date, Executive agrees to provide services as an employee of the Company for and on behalf of the Partnership Parties, and effective as of December 1, 2021, the Company agrees to employ Executive as the Company’s President and Chief Investment Officer, in each case, (i) reporting to such persons as shall be determined in the absolute discretion of the Company’s Board of Directors (the “Board”), (ii) pursuant to the terms and conditions of this Agreement, and (iii) continuing from the Effective Date until Executive’s services are terminated by either Executive or the Company, as applicable, in accordance with Section 4 below (the “Term”).

2.            Place of Services: Executive will perform Executive’s duties under this Agreement at the Partnership Parties’ offices in Houston, Texas.

3.            Compensation: During the Company’s employment of Executive, and subject to this Agreement, the Company agrees as follows:

a.            Base Salary: Executive’s annual base salary is $375,000, subject to applicable withholdings and deductions (“Base Salary”). Executive’s Base Salary may be increased during the Term in the absolute discretion of the Board, or, if applicable, an authorized committee thereof, in accordance with the rules and procedures governing the Board. To the extent Executive’s Base Salary is increased during the Term, such increased rate shall thereafter be considered Executive’s “Base Salary” for purposes of this Agreement.

b.            Annual Bonus: In addition to Executive’s Base Salary, during the Term, Executive shall receive an annual bonus for services rendered by Executive to the Partnership Parties equal to an amount between one hundred (100%) and one hundred fifty percent (150%) of Executive’s Base Salary, as determined by the Board, in its sole discretion, subject to applicable withholdings and deductions (the “Annual Bonus”). The Annual Bonus with respect to the 2021 and 2022 annual periods (the “Initial Bonus Amounts”) shall be payable to Executive in cash or common units representing limited partner interests (“Common Units”) of the Partnership (or in a combination of cash and Common Units), as determined by the Board. The Initial Bonus Amounts that are payable in cash shall be paid to Executive on January 2, 2024 (“Deferred Initial Bonus Amounts”); provided that, to the extent the Initial Bonus Amounts are payable in Common Units, such Common Units shall be delivered to Executive no later than March 15th of the year following the applicable annual period for which such Initial Bonus Amounts relate. With respect to the 2021 annual period, Executive shall be eligible to receive a pro-rated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire 2021 annual period multiplied by a fraction, the numerator of which is equal to the number of days Executive worked in such annual period, and the denominator of which is equal to the total number of days in such period). With respect to the 2023 annual period and thereafter, the Annual Bonus shall be payable to Executive in cash no later than March 15th of the year following the annual period for which such Annual Bonus relates. The preceding Annual Bonus percentages may be increased during the Term in the absolute discretion of the Board, or, if applicable, an authorized committee thereof, in accordance with the rules and procedures governing the Board. To the extent the preceding Annual Bonus percentages are increased during the Term, such increased percentages shall thereafter be considered Executive’s “Annual Bonus” for purposes of this Agreement.

c.            Long-Term Incentive Compensation Awards:

i.            The Board has approved a grant to Executive of restricted units in respect of 2,589,888 Common Units pursuant to the Company’s 2021 Equity Inducement Award Program, such grant to be made and effective on the Effective Date (the “Inducement Award”). Subject to Executive’s continued employment (unless otherwise provided for therein), the Inducement Award shall vest and become nonforfeitable if and to the extent the performance goals specified therein are attained. All other terms and conditions of the Inducement Award shall be governed by the Award Agreement that evidences the Inducement Award and the “Inducement Plan” (that is incorporated by reference in such Award Agreement) unless otherwise provided for thereunder.

ii.            Executive shall be eligible to receive awards under the Sanchez Production Partners LP Long-Term Incentive Plan or any successor thereto (the “Plan”) and to participate in any long-term incentive programs available generally to the Company’s executive officers in the future, both as determined in the sole discretion of the Board, or, if applicable, a committee thereof.

d.            In addition to the Base Salary and Annual Bonuses and incentives payable to Executive pursuant to this Section 3, Executive shall also be entitled to the following benefits during the Term, unless otherwise modified by the Board.

i.	participation in the applicable retirement plans, health and welfare plans and disability insurance plans of the Partnership Parties, under the terms of such plans (in effect from time to time) and to the same extent and under the same conditions such participation and coverages are provided to other similarly situated executive officers of the Company;

ii.	unlimited paid vacation each calendar year which may be used in Executive’s reasonable discretion, so long as the vacation time does not interfere with Executive’s ability to complete his or her corporate obligations, and is used only for time off for vacation and personal days, and not for other purposes covered by leave of absence and paid sick leave policies; and

iii.	reimbursement within thirty (30) days of its receipt from Executive of supporting receipts, to the extent required by the Company’s reimbursement policies, for all of Executive’s out-of-pocket business expenses reasonably and actually incurred by Executive in connection with his or her employment hereunder (Board approval shall be required for any single expense exceeding $10,000 or for expenses exceeding in the aggregate annually $120,000 and reimbursement of any and all business expenses is conditioned on Executive submitting his or her request to the Company for reimbursement and supporting substantiation within ninety (90) days of the date on which any such expenses shall have been incurred).

4.            Termination

a.            Services Terminable At-Will; Notice of Termination: The Term and Executive’s employment hereunder may be terminated by Executive or the Company at any time and for any reason, the date of such termination of employment being the “Termination Date”; provided, that, any purported termination shall be communicated by a written “Notice of Termination” to the other in accordance with Section 26 below. The Notice of Termination shall (i) indicate the specific termination provision of this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s services, under the provision so indicated, and (iii) specify the effective Termination Date of Executive’s services hereunder (which shall not be earlier than the date the Notice of Termination is sent, and shall not be later than thirty (30) days after the date of the Notice of Termination is sent).

b.            Definitions: For purposes of this Agreement, the following definitions shall apply:

i.            Affiliate: means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

ii.            Area of Interest: means (a) during the Restriction Period prior to or on the Termination Date, the continental United States, and (b) during the Restriction Period following the Termination Date, any county in the United States in which the Company or its Affiliates: (i) owns or operates any material asset or (ii) evaluated a potential material investment or potential material project during the twelve (12) months prior to the Termination Date, and each county in the United States adjacent to any such county.

iii.            Business: means the business conducted by the Company and its Affiliates in respect of the acquisition, development and ownership of infrastructure related to the transition of energy supply to lower carbon sources.

iv.            Cause: the Company will have “Cause” to terminate Executive’s services under this Agreement for any of the following reasons:

1.            Executive’s commission or conviction of, or plea of nolo contendere to, any felony or crime involving moral turpitude;

2.            Executive being charged with, or a defendant in, an action brought by the Securities and Exchange Commission or another federal or state regulator based primarily on Executive’s individual alleged acts or omissions during Executive’s appointment as an officer of, or while providing services to, the Partnership Parties;

3.            Executive’s commission of a willful and material act of fraud or embezzlement of the Company’s funds or other assets causing material damage to the Company; or

4.            Executive’s willful and material misrepresentations or concealments on any written reports submitted to the Board;

provided, that, any of the events described in Section 4(b)(iv)(3) or Section 4(b)(iv)(4) above shall constitute Cause only if Executive fails to cure such event to the reasonable satisfaction of the Board within thirty (30) calendar days of receiving written notice from the Board of the event which allegedly constitutes Cause.

v.            Change in Control: means, except as otherwise acknowledged on Schedule B of this Agreement, the occurrence of any of the following events: (A) any merger, consolidation or other transaction involving the Partnership or the Company, whether in one or a series of related transactions, which results in any “person” or “group” within the meaning of those terms as used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than an Affiliate of the Partnership or the Company, directly or indirectly acquiring control over more than fifty percent (50%) of the equity interests of the Partnership or the Company, as applicable, (B) the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership, (C) any dissolution or liquidation of the Partnership or the Company (other than in connection with a bankruptcy proceeding or a statutory winding up); or (D) any other transaction pursuant to which the Company or any Affiliate controlled by the Company exercises its rights to purchase all of the Common Units pursuant to Section 15.1 of the Third Amended and Restated Agreement of Limited Partnership of the Partnership (as amended and as may be further amended, restated, supplemented or otherwise modified from time to time).

vi.            Good Reason: Executive will have “Good Reason” to terminate Executive’s employment hereunder for any of the following reasons to which Executive does not consent in writing:

1.            the relocation of Executive’s primary place of performing services for the Partnership Parties to a location that increases Executive’s commute to such location by more than fifty (50) miles from Executive’s primary place of performing services as set forth in Section 2;

2.            a material diminution in Executive’s Base Salary;

3.            a material diminution in the authority, duties or responsibilities of Executive to the Partnership Parties as an officer following appointment to the officer role on December 1, 2021; or

4.            any other action or inaction that constitutes the Company’s material breach of any provision of this Agreement;

provided, that, any of the conditions described in Section 4(b)(vi)(1) through 4(b)(vi)(4) above shall constitute Good Reason only if the Company fails to cure such condition to the reasonable satisfaction of Executive within thirty (30) calendar days of receiving written notice from Executive of the condition which allegedly constitutes Good Reason; and provided further, that, Executive’s termination shall constitute a termination by Executive for Good Reason only if the Termination Date occurs not later than ninety (90) calendar days following the initial existence of one or more of the conditions described in Section 4(b)(vi)(1) through 4(b)(vi)(4) above.

vii.            Disability: For purposes of this Agreement, “Disability” shall mean the earlier of:

1.            a written determination by a physician that Executive has been unable to substantially perform Executive’s usual and customary services for the Partnership Parties under this Agreement for a period of at least one hundred twenty (120) consecutive days (or one hundred eighty (180) non-consecutive days) during any twelve (12) month period as a result of Executive’s incapacity due to mental or physical illness; or

2.            “disability” as such term is defined in the Company’s applicable long-term disability insurance plan as it is in effect at the time Executive becomes Disabled.

viii.         New Business Opportunity: means any commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to the Business.

ix.            Offtake Condition: has the meaning ascribed to such term in that certain Framework Agreement by and between HOBO Renewable Diesel LLC and Evolve Transition Instructure LP, dated November 3, 2021.

x.            Person: means any individual, corporation, limited liability company, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof, or other entity.

c.            Compensation Upon Certain Events.

i.            Termination by the Company for Cause or by Executive Without Good Reason: If Executive’s employment hereunder is terminated by the Company for Cause or by Executive without Good Reason, then:

1.            the Company shall pay to Executive an amount equal to Executive’s accrued but unpaid then-current Base Salary and any unpaid expense reimbursements or similar cash entitlements, pursuant to the applicable policies of the Company and its Affiliates, through the Termination Date, but excluding any payments or benefits with respect to vacation time; and

2.            the treatment of each long-term incentive compensation award shall be governed by the terms and conditions of the applicable award agreement for such award and the Plan or similar incentive award program under which such award was granted.

ii.            Termination Upon Executive’s Death or Disability: Upon Executive’s death or Disability:

1.            the Company shall pay to Executive (or Executive’s designated beneficiaries), an amount equal to Executive’s accrued but unpaid then-current Base Salary and Deferred Initial Bonus Amounts, as well as any unpaid expense reimbursements or similar cash entitlements, pursuant to the applicable policies of the Company and its Affiliates, through the Termination Date, but excluding any payments or benefits with respect to vacation time;

2.            provided that the Offtake Condition is achieved prior to the Termination Date as determined by the Board in good faith, to the extent not yet paid to Executive (or Executive’s designated beneficiaries), the Company shall pay to Executive (or Executive’s designated beneficiaries) (x) the amount of Executive’s Annual Bonus for the last full year during which Executive performed services for the Partnership Parties, and (y) the amount of Executive’s Annual Bonus for the current year, based on Executive’s Annual Bonus for such last full year and pro-rated based on Executive’s Termination Date, which amounts shall be payable at the time, and to the extent that, such Annual Bonus amounts are payable to similarly situated executive officers of the Company; and

3.            the treatment of each long-term incentive compensation award shall be governed by the terms and conditions of the applicable award agreement for such award and the Plan or similar incentive award program under which such award was granted.

iii.            Termination by the Company Without Cause or by Executive for Good Reason: If Executive’s employment hereunder is terminated by the Company without Cause, or by Executive for Good Reason, then:

1.            the Company shall pay to Executive an amount equal to Executive’s accrued but unpaid then-current Base Salary and Deferred Initial Bonus Amounts, as well as any unpaid expense reimbursements or similar cash entitlements, pursuant to the applicable policies of the Company and its Affiliates, through the Termination Date, but excluding any payments or benefits with respect to vacation time;

2.            provided that the Offtake Condition is achieved prior to the Termination Date as determined by the Board in good faith, the Company shall pay to Executive an amount equal to (x) one hundred percent (100%) of Executive’s Base Salary; plus (y) one hundred percent (100%) of the largest Annual Bonus paid to (or due to be paid to) Executive for the year in which the Termination Date occurred or any year in the three (3)-calendar year period immediately preceding the Termination Date, which shall be paid in a single lump sum within fourteen (14) calendar days of the Termination Date;

3.            provided that the Offtake Condition is achieved prior to the Termination Date as determined by the Board in good faith, if Executive timely elects continuation coverage under COBRA, then the Company shall pay the COBRA premiums for Executive and Executive’s eligible dependents directly to the applicable insurer(s) until the earliest of: (x) the eighteen (18)-month anniversary of the Termination Date; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which Executive becomes eligible to receive substantially similar coverage from another employer or other source (such period referred to herein as the “COBRA Continuation Period”));

4.            provided that the Offtake Condition is achieved prior to the Termination Date as determined by the Board in good faith, to the extent not yet paid to Executive, the Company shall pay to Executive (x) the amount of Executive’s Annual Bonus for the last full year during which Executive performed services for the Partnership Parties, and (y) the amount of Executive’s Annual Bonus for the current year, based on Executive’s Annual Bonus for such last full year and pro-rated based on Executive’s Termination Date, which amounts shall be payable at the time, and to the extent that, such Annual Bonus amounts are payable to similarly situated executive officers of the Company; and

5.            the treatment of each long-term incentive compensation award shall be governed by the terms and conditions of the applicable award agreement for such award and the Plan or similar incentive award program under which such award was granted;

provided, that, as a condition to receiving the benefits described in the above paragraphs 2-4, Executive must sign and return a release of all known and unknown claims in a termination agreement that is acceptable to the Company within the applicable deadline set forth therein, but in no event later than forty-five (45) days after the Termination Date.

iv.            Change in Control: If, during the period beginning sixty (60) days prior to and ending two (2) years immediately following a Change in Control, either (A) the Company terminates Executive’s employment without Cause, or (B) Executive terminates Executive’s employment with the Company for Good Reason, in each case constituting a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) (“Separation from Service”), then:

1.            the Company shall pay to Executive an amount equal to Executive’s accrued but unpaid then-current Base Salary and Deferred Initial Bonus Amounts, as well as any unpaid expense reimbursements or similar cash entitlements, pursuant to the applicable policies of the Company and its Affiliates, through the Termination Date, but excluding any payments or benefits with respect to vacation time;

2.            provided that the Offtake Condition is achieved prior to the Termination Date as determined by the Board in good faith, the Company shall pay to Executive, in a single lump sum within fourteen (14) calendar days of the Termination Date, an amount equal to (x) two hundred percent (200%) of Executive’s then-current Base Salary; plus (y) two hundred percent (200%) of the largest Annual Bonus paid to (or due to be paid to) Executive for the year in which the Termination Date occurred or any year in the three (3)-calendar year period immediately preceding the Termination Date;

3.            provided that the Offtake Condition is achieved prior to the Termination Date as determined by the Board in good faith, if Executive timely elects continuation coverage under COBRA, then the Company shall pay the COBRA premiums for Executive and Executive’s eligible dependents directly to the applicable insurer(s) during the COBRA Continuation Period;

4.            provided that the Offtake Condition is achieved prior to the Termination Date as determined by the Board in good faith, to the extent not yet paid to Executive the Company shall pay to Executive, (x) the amount of Executive’s Annual Bonus for the last full year during which Executive performed services for the Partnership Parties, and (y) the amount of Executive’s Annual Bonus for the current year, based on Executive’s Annual Bonus for such last full year and pro-rated based on Executive’s Termination Date, which amounts shall be payable at the time, and to the extent that, such Annual Bonus amounts are payable to similarly situated executive officers of the Company; and

5.            the treatment of each long-term incentive compensation award shall be governed by the terms and conditions of the applicable award agreement for such award and the Plan or similar incentive award program under which such award was granted;

provided, that, as a condition to receiving the benefits described in the above paragraphs 2-4, Executive must sign and return a release of all known and unknown claims in a termination agreement that is acceptable to the Company within the applicable deadline set forth therein, but in no event later than forty-five (45) days after the Termination Date.

5.            Non-Competition.

a.            In General: During the Term and until the one (1)-year anniversary following Executive’s termination of employment with the Company (the “Restriction Period”), Executive shall not directly or indirectly (i) invest or otherwise take advantage of any New Business Opportunity in the Area of Interest, (ii) engage in any other activity or take any other employment in either case relating to, or competing with, the Business in the Area of Interest, (iii) perform services in the Area of Interest for third parties that are competitive with the Business (“Competitive Services”), (iv) induce or solicit employees, salesmen, agents, consultants, distributors, representatives or advisors to terminate or reduce their relations with the Company and its Affiliates, (v) induce or solicit customers or suppliers of the Company and its Affiliates to terminate or reduce their business relations with the Company and its Affiliates, (vi) induce or solicit any investors in connection with any (A) New Business Opportunity in the Area of Interest or (B) business that engages or participates in the Business in the Area of Interest or that performs Competitive Services or (vii) own, operate, advise, manage, carry on, establish, acquire control of, invest in or have an interest (in the capacity of a shareholder, partner, principal, consultant, or any other relationship or capacity) in or otherwise be engaged or affiliated with, any business that engages or participates in the Business in the Area of Interest or that performs Competitive Services.

b.            Permitted Outside Activities: Notwithstanding anything to the contrary, the prohibitions of Section 5(a) shall not be deemed to prevent Executive from engaging in (i) activities listed in Schedule A of this Agreement, (ii) passive personal investments, charitable or public service activities or other business activities expressly approved by the Board and (iii) acquisitions or ownership of passive equity interests in businesses engaged in the Business in the Area of Interest, provided any equity acquired or owned is publicly traded, is not more than one percent (1%) of the economic interest of such business and does not grant Executive any material rights of control.

6.            Non-Disparagement. During the Term and thereafter, Executive will not, directly or indirectly, make any disparaging statement or other negative remarks, written or oral, about the Company or any of its Affiliates or any of their directors, officers, employees or managers, whether past or present. This Section 6 shall not, however, prohibit Executive from testifying or otherwise participating in any legal proceeding, cooperating or otherwise participating in a governmental investigation, or otherwise making any statements or taking any action required or protected by applicable law.

7.            Patents, Copyrights, Trademarks, and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, business and sales strategies, administration and accounting systems, processes, and computer software relating to the Company or its respective Affiliates’ businesses (whether or not patentable), discovered, developed, or learned by Executive during Executive’s employment with the Company (including prior to Executive’s execution of this Agreement) are the sole and absolute property of the Company and are “works made for hire” as that term is defined in the copyright laws of the United States and Executive will agree to assign any and all rights thereto to the Company or such Affiliate. The Company is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items and Executive will fully assist the Company to obtain the patents, copyrights, trademarks, or other property rights to all such inventions, improvements, discoveries, formulas, technology, business and sales strategies, administration and accounting systems, processes, or computer software.

8.            Confidential Information. During the Term and thereafter, Executive will not, directly or indirectly, use, divulge, transmit or otherwise disclose (except as required by applicable law) any trade secrets or other confidential or proprietary information of the Company or its Affiliates, including any such information relating to the Company’s or its Affiliates’ operations, finances, processes, services, techniques, customers or plans; provided, however, that Executive may disclose such information (a) to the extent required to enable Executive to comply with applicable laws and regulations or with duly issued administrative, legislative or legal process (it being understood and agreed that Executive shall provide the Company with notice as soon as reasonably practicable of any such disclosure obligation so that the Company may seek a protective order or other appropriate remedy) and (b) to Executive’s attorneys, accountants and professional advisors, to the extent necessary to facilitate their representation of Executive, so long as, in each case, such attorneys, accountants and professional advisors agree to be bound by this Section 8 (it being understood and agreed that Executive shall remain responsible for any breach of this Agreement by any such persons). All files, records or other documents (regardless of media) relating to the business of the Company or its Affiliates, whether prepared by Executive or otherwise, shall be the exclusive property of the Company and shall be promptly returned by Executive to the Company at the end of the Term. In addition, Executive is hereby advised that in accordance with the Defend Trade Secrets Act of 2016 an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.            Reasonableness of Restrictions. Executive acknowledges and agrees that the covenants contained in Sections 5, 6, 7 and 8 above are reasonable in scope and duration and are reasonably necessary to protect the legitimate business interests of the Company and its Affiliates. Executive further acknowledges that Executive’s skills are such that Executive can be gainfully employed in noncompetitive employment and that the restrictions and other covenants in this Section 5, 6, 7 and 8 will in no way prevent Executive from earning a living. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Area of Interest during the Restriction Period, but acknowledges that Executive is receiving sufficient consideration and other benefits to justify such restriction. Without limiting the rights of the Company to pursue any other legal and/or equitable remedies available to it for any breach by Executive of the covenants contained in Sections 5, 6, 7 and 8 above, Executive acknowledges that a breach of those covenants would cause a loss to the Company for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of those covenants and that, accordingly, the Company shall be entitled to injunctive relief to prevent any breach or continuing breaches of Executive’s covenants as set forth in Sections 5, 6, 7 and 8 above, and may seek such relief, at its sole option, before an arbitrator or a court of law. It is the intention of the Parties that if, in any such action before any court or arbitrator (as the case may be) empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be illegal, invalid or unenforceable under any present or future law, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable to the maximum extent permitted by applicable law. Executive agrees that the Company may seek, at its sole option, confidential treatment of any part or all of such proceedings, and Executive agrees that Executive will not object to such treatment.

10.            Indemnification: During the Term, and for at least six (6) years following the termination of Executive’s employment hereunder (regardless of the reason for such termination), the Company shall maintain directors and officers insurance for the benefit of Executive that is no less favorable than the directors and officers insurance provided to any other director, officer, or executive of the Company. The rights provided in this Section 10 are in addition to any other rights to indemnification, exculpation, or contribution Executive may otherwise have under any agreement, contract, policy, by-law, certificate of incorporation, or otherwise.

11.            Section 409A of the Code:

a.            This Agreement is intended to comply with, or be exempt from, Section 409A of the Code (“Section 409A”) and will be interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, any references under this Agreement to the termination of Executive’s employment hereunder, or “Termination Date” shall be deemed to refer to the date upon which Executive has experienced a Separation from Service. It is the intent of the Parties that all compensation and benefits payable or provided to Executive (whether under this Agreement or otherwise) shall fully comply with the requirements of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A.

b.            Notwithstanding any provision in this Agreement or elsewhere to the contrary, if upon a termination of employment Executive is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit; provided, that, payments or benefits that qualify as short-term deferral (within the meaning of Section 409A and Final Treasury Regulations Section 1.409A-1(b)(4)) or involuntary separation pay (within the meaning of Section 409A and Final Treasury Regulations Section 1.409A-1(b)(9)(iii)(A)) and are otherwise permissible under Section 409A and the Final Treasury Regulations, shall not be subject to such six (6)-month delay.

c.            Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

d.            To the extent that any payment hereunder is subject to Section 409A and may be payable in one of two calendar years, payment shall be made in the later year.

e.            Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. Any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

f.            In the event that either Executive or the Company’s senior management becomes aware that any provision of this Agreement violates Section 409A, the Parties will meet and confer regarding such issues and will engage in good faith discussions regarding whether and how the Agreement can be modified so as to minimize the likelihood of a Section 409A violation while providing Executive with financial terms substantially commensurate to those set forth in this Agreement.

g.            Notwithstanding the foregoing, the Company and the Partnership make no representations or warranties and will have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of Section 409A.

12.            Section 280G:

a.            If any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 12, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 12 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A.

b.            All calculations and determinations under this Section 12 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 12, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 12. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

13.            Tax Withholding: The Company may withhold from any payments or benefits referenced under this Agreement, and payable from the Company to Executive, all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling, and any deductions authorized by Executive.

14.            Entire Agreement: This Agreement constitutes the entire agreement between Executive and the Company with respect to the subject matter hereof and supersedes any and all prior agreements, understandings, discussions, negotiations, and/or undertakings, whether written or oral. Executive specifically agrees that Executive is not relying on any representations, promises, understandings, discussions, negotiations, or undertakings, whether written or oral, express or implied, other than those contained in this Agreement. Notwithstanding the foregoing, for the avoidance of doubt, nothing in this Agreement supersedes or affects the validity of any indemnification agreement, long term incentive plan, or equity, severance, bonus or other similar agreement between Executive and the Company, or any of its parents, subsidiaries, Affiliates, or related companies, or any of their successors, which shall remain in effect in accordance with their terms.

15.            Governing Law; Disputes:

a.            Governing Law: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflict of laws.

b.            Mandatory Arbitration: Subject to the sole exception to this provision provided in Section 9, any controversy or claim between Executive and the Company arising out of or relating to or concerning this Agreement and the transactions or relationship contemplated hereby (together, an “Employment Matter”) will be finally settled by confidential arbitration in Harris County, Texas administered by the American Arbitration Association and governed by the Commercial Arbitration Rules in effect at the time that the arbitration is initiated (the “Arbitration Rules”). The arbitration will be conducted in Harris County, Texas before a single neutral arbitrator, admitted to practice law in Texas for at least ten (10) years, who is a former judge, and appointed in accordance with the Arbitration Rules. The arbitrator will follow Texas law in adjudicating the dispute and will have the authority to grant any remedy or relief allowed by applicable law. The arbitrator will provide a detailed written statement of decision, which will be part of the arbitration award and admissible in any judicial proceeding to confirm, correct or vacate the award.

c.            Injunction and Enforcement of Arbitration Awards: Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Harris County Texas to enforce any arbitration award under Section 15(b) above. The Parties agree that the Company may seek, at its sole option, confidential treatment of any part or all of any such proceeding, and Executive agrees that Executive will not object to such treatment.

d.            THE PARTIES VOLUNTARILY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN HARRIS COUNTY, TEXAS, FOR PURPOSES OF ANY PROCEEDING TO SEEK INJUNCTION RELIEF PURSUANT TO SECTION 9 OR A PROCEEDING TO COMPEL ARBITRATION OR TO ENFORCE AN ARBITRATION AWARD PURSUANT TO SECTION 15(c), AND EACH PARTY IRREVOCABLY AGREES THAT ALL SUCH CLAIMS SHALL BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH CLAIM BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

e.            NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, EACH PARTY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, CONNECTED WITH OR RELATING IN ANY WAY TO THIS AGREEMENT OR THE OBLIGATIONS OF THE PARTIES HEREUNDER.

16.            Cooperation: Executive agrees that he or she shall assist and cooperate with the Company regarding any legal matters, including litigation matters that arise or continue during the Term or following the Termination Date. Executive shall not receive additional compensation for such assistance and cooperation; however, the Company shall reimburse Executive for all reasonable expenses incurred in fulfilling this obligation.

17.            Invalid or Unenforceable Provisions: Without limiting any similar provision in this Agreement or other contract between the Parties, if any provision of this Agreement is determined to be unenforceable as a matter of governing law, a reviewing court or arbitrator, as the case may be, shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the Parties’ original intent (as reflected herein) to the maximum extent possible. This Agreement shall be severable, and the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof.

18.            Successors and Assigns; Third Party Beneficiary:

a.            This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession or assignment had taken place. The term “Company” as used herein shall include each such entity’s successors and assigns. The term “successors and assigns” as used herein shall include, without limitation, a corporation or other entity acquiring a majority ownership of the Company or all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

b.            Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, or by Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

19.            No Waiver: No failure on the part of any Party at any time to require the performance by any other Party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such Party’s right to enforce such term, and no waiver on the part of any Party of any term of this Agreement shall be taken or held to be a waiver of any other term hereof or the breach hereof.

20.            Modification or Amendment: This Agreement may not be modified, altered, or amended, nor shall any new contract be entered into between the Parties hereto, except in a writing signed by both Executive and the Board.

21.            Headings: Headings and other captions in this Agreement are for convenience of reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement.

22.            Construction: The Parties have had ample opportunity to review, and have in fact reviewed and understand, this Agreement. Accordingly, the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.

23.            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

24.            Right to Counsel: Each Party, including Executive, acknowledges that such Party has had the right to seek the advice of independent legal counsel prior to the execution of this Agreement. By executing this Agreement, each Party warrants and represents to each other Party that (i) the executing Party has consulted with an attorney of the executing Party’s choice prior to the execution of this Agreement, to the extent such Party chose to do so, and (ii) the executing Party understands each and every term and provision of this Agreement without explanation by any other Party. Each Party warrants and represents that such Party is under no duress or other coercion to sign this Agreement and that such Party is signing this Agreement of such Party’s own free will.

25.            Survivability of Terms: The terms and provisions of the Company’s and Executive’s obligations or agreements under this Agreement shall survive any termination of Executive’s employment hereunder.

26.            Notices: All notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be provided in writing and shall be sent via overnight delivery (with proof of delivery retained by the sending Party) to the following addresses:

IF TO THE COMPANY:

Evolve Transition Infrastructure GP LLC

c/o Evolve Transition Infrastructure LP

1360 Post Oak Blvd, Suite 2400

Houston, TX 77056

Attn: Jack Howell
Email: Howell@stonepeakpartners.com

With a copy to:

Sidley Austin LLP

1000 Louisiana St., Suite 5900

Houston, Texas 77002

Attention: Cliff W. Vrielink

Email: cvrielink@sidley.com

IF TO EXECUTIVE:

Jonathan Hartigan

c/o Evolve Transition Infrastructure LP

1360 Post Oak Blvd, Suite 2400

Houston, TX 77056

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date first written above.

COMPANY

Evolve Transition Infrastructure GP LLC

By:
/s/ Charles Ward
Name:	Charles Ward
Title:	Chief Financial Officer

EXECUTIVE
/s/ Jonathan Hartigan
Jonathan Hartigan

[Signature Page to Executive Services Agreement]

Schedule A

Permitted Outside Activities

The business of, or the performance of services with respect to, developing, constructing, owning and operating renewable fuels facilities that are not in contravention of that certain Framework Agreement by and between HOBO Renewable Diesel LLC and Evolve Transition Instructure LP, dated November 3, 2021.

Schedule B

Change in Control Matters

Clause (B) of the Change in Control definition set forth in Section 4(b)(v) of this Agreement shall not apply with respect to any direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions of the assets that relate to the Partnership’s midstream business (“Midstream Assets”), and such Midstream Assets, to the extent sold, transferred, conveyed or disposed, shall not be taken into consideration in determining whether a Change in Control has occurred for purposes of Section 4(b)(v) of this Agreement.